EXHIBIT 10.27

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program (“TRICARE”), and the Office of Personnel Management (“OPM”), which administers the Federal Employees Health Benefits Program (“FEHBP”), (collectively, “the United States”), and Progenity, Inc. (“Progenity”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A. At relevant times herein, Progenity was organized as a corporation under the laws of the State of Delaware, was a participating provider in federally-funded health care programs including TRICARE and FEHBP, and specialized in providing genetic testing laboratory services.

B. The United States contends that Progenity submitted or caused to be submitted claims for payment to TRICARE, 10 U.S.C. §§ 1071-1110b, and the FEHBP, 5 U.S.C. §§ 8901-8914.

C. The United States contends that it has certain civil claims against Progenity arising from the submission of claims for reimbursement to TRICARE and FEHBP for medical services, as follows:

1. Progenity specializes in providing cell-free DNA technology or non-invasive prenatal genetic testing (“NIPT”) services to screen for chromosomal disorders including Down Syndrome.

2. Between April 1, 2013 and April 30, 2016, there existed an established Current Procedural Terminology (“CPT”) code of 88271 for genetic testing procedures known as

“FISH” (fluorescence in situ hybridization) procedures. FISH procedures “map” the genetic material in a person’s cells while NIPT conducts testing on fragments of DNA in maternal plasma. During this time period, NIPT was not a covered service of TRICARE or FEHBP, as it was considered a laboratory-developed test and did not have FDA approval.

3. Until January 2, 2015, there was no CPT code specific to NIPT. On January 2, 2015, a new CPT code, 81420 (Genomic Sequencing Procedures and Other Molecular Multianalyte Assays) became active.

4. Between April 1, 2013 and April 30, 2016, Progenity knowingly submitted false claims for payment to TRICARE and FEHBP by using CPT code 88271 to obtain reimbursement for NIPTs. Progenity used CPT code 88271, a FISH code, despite knowing that its NIPTs are not FISH procedures. Progenity also misrepresented the number of units of service when it submitted claims under CPT code 88271 in order to receive a higher reimbursement rate.

5. Progenity continued to knowingly submit false claims to TRICARE and FEHBP using the 88271 code after the new CPT code 81420 became active in order to receive higher reimbursement amounts.

The conduct described above in Recital C is referred to below as the “Covered Conduct.”

D. This Settlement Agreement is neither an admission of liability by Progenity nor a concession by the United States that its claims are not well founded.

E. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. Progenity shall pay to the United States Sixteen Million, Four Hundred Thousand Dollars ($16,400,000), plus any interest in accordance with Paragraph 1.a. and 1.b. below and the Note referenced therein (the “Settlement Amount”), of which Nine Million, Nine Hundred Eighty-Seven Thousand, and Six Hundred and Ninety-Three Dollars ($9,987,693) constitutes restitution to the United States. Progenity will make a payment in the amount of Seven Million, Six Hundred and Sixty-Eight Thousand, One Hundred and Thirty-Five Dollars and Thirty Cents ($7,668,135.30) no later than ten days after the effective date of this agreement by electronic funds transfer pursuant to written instructions to be provided by the Office of the United States Attorney for the Southern District of California.

a. Over a period of 5 years, Progenity will pay the remaining Eight Million, Seven Hundred Thirty-One Thousand, Eight Hundred Sixty-Four Dollars and Seventy Cents ($8,731,864.70), plus interest at 1.25% per annum, pursuant to the promissory note (Note) in the form of Appendix A, that Progenity agrees to execute contemporaneously with this settlement agreement.

b. The Note shall be partially secured pursuant to the Guaranty Agreement, in the form of Appendix B, that Progenity agrees to cause to be issued contemporaneously with this Settlement Agreement. Progenity may, with the prior written approval of the United States, cause to be issued a substitute Guaranty Agreement of like terms and conditions. If the Guaranty Agreement expires before the entire outstanding balance due under the Note is paid, Progenity shall cause to be issued a substitute Guaranty Agreement of like terms and conditions.

c. Interest shall accrue on the unpaid settlement amount as indicated in the Note.

2. Subject to the exceptions in Paragraph 5 (concerning excluded claims) below, and conditioned upon Progenity’s full payment of the Settlement Amount and subject to Paragraph 23, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States releases Progenity from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

3. In consideration of the obligations of Progenity set forth in this Agreement, and conditioned upon Progenity’s full payment of the Settlement Amount, and except as expressly reserved in this Paragraph and in Paragraph 5 (concerning excluded claims), DHA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from TRICARE against Progenity under 32 C.F.R. § 199.9 for the Covered Conduct. DHA expressly reserves authority to exclude Progenity from TRICARE under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) (mandatory exclusion), based upon the Covered Conduct. Nothing in this Paragraph precludes DHA or TRICARE from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 5, below.

4. In consideration of the obligations of Progenity in this Agreement, and conditioned upon Progenity’s full payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from FEHBP against Progenity under 5 U.S.C. § 8902a or 5 C.F.R. Part 890 Subpart J or Part 919 for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 5 (concerning excluded claims), below, and except if excluded by the OIG-HHS pursuant to 42

U.S.C. § 1320a-7(a). OPM expressly reserves all rights to comply with any statutory obligation to debar Progenity from the FEHBP under 5 U.S.C. § 8902a(b) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 5, below.

5. Notwithstanding the releases given in paragraph 2 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory or permissive exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement; and

f.	Any liability of individuals.

6. Progenity has provided sworn financial disclosure statements (Financial Statements) to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. Progenity warrants that the Financial Statements are complete, truthful, and accurate. If the United States learns of asset(s) in which Progenity had an interest at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any misrepresentation by Progenity on, or in connection with, the Financial Statements, and if such nondisclosure or misrepresentation changes the estimated net worth set forth in the Financial Statements by 5% or more, the United States may at its option: (a) rescind this Agreement and file suit based on the Covered Conduct, or (b) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of Progenity previously undisclosed. Progenity agrees not to contest any collection action undertaken by the United States pursuant to this provision, and immediately to pay the United States all reasonable costs incurred in such an action, including attorney’s fees and expenses.

7. In the event that the United States, pursuant to Paragraph 6 (concerning disclosure of assets), above, opts to rescind this Agreement, Progenity agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within 60 calendar days of written notification to Progenity that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on August 31, 2019.

8. Progenity waives and shall not assert any defenses Progenity may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

9. Progenity fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Progenity has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

10. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any TRICARE carrier or payer, or any FEHB carrier or payer related to the Covered Conduct; and Progenity agrees not to resubmit to any TRICARE carrier or payer or any FEHB carrier or payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

11. Progenity agrees to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Progenity, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement and any Plea Agreement;

(2)	the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3)

Progenity’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement and any Plea Agreement; and

(5)	the payment Progenity makes to the United States pursuant to this Agreement and any payments that Progenity may make to Relator, including costs and attorneys’ fees.

are unallowable costs for government contracting purposes and under TRICARE and FEHBP (hereinafter referred to as Unallowable Costs).

b. Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Progenity, and Progenity shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Progenity or any of its subsidiaries or affiliates to TRICARE or FEHBP.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Progenity further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable TRICARE fiscal intermediaries, carriers, and/or contractors, and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Progenity or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Progenity agrees that the United States, at a minimum, shall be entitled to recoup from Progenity any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Progenity or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Progenity or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Progenity’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

12. Progenity agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Progenity shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Progenity further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

13. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 14 (waiver for beneficiaries paragraph), below.

14. Progenity agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents,

sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

15. Progenity warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Progenity, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Progenity was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

16. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Progenity commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Progenity’s debts, or seeking to adjudicate Progenity as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Progenity or for all or any substantial part of Progenity’s assets, Progenity agrees as follows:

a. Progenity’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Progenity shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Progenity’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Progenity was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Progenity.

b. If Progenity’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Progenity for the claims that would otherwise be covered by the releases provided in Paragraph 2 above. Progenity agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and Progenity shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) Progenity shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 30 calendar days of written notification to Progenity that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on August 31, 2019; and (iii) the United States has a valid claim against Progenity in the amount of $29,963,079, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c. Progenity acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

17. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

18. Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

19. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Southern District of California. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

20. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

21. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

22. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

23. This Agreement is binding on Progenity’s successors, transferees, heirs, and assigns.

24. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

25. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: July 21, 2020		BY:	/s/ Paul Starita
Paul Starita
Assistant United States Attorney
United States Attorney’s Office
for the Southern District of California

DATED: July 23, 2020		BY:	/s/ Paul Nicholas Bley
	For:	Salvatore M. Maida
General Counsel
Defense Health Agency
United States Department of Defense

DATED: July 20, 2020		BY:	/s/ Edward M. Deharde
Edward M. Deharde
Assistant Director of Federal Employee
Insurance Operations
Healthcare and Insurance
United States Office of Personnel Management

DATED: July 20, 2020		BY:	/s/ Paul St. Hillaire
Paul St. Hillaire
Assistant Inspector General
for Legal & Legislative Affairs
Office of the Inspector General
United States Office of Personnel Management

DEFENDANT

DATED: July 21, 2020	BY:	/s/ Clarke Neumann
Clarke Neumann, Esq.
Senior Vice President, General Counsel and Secretary
Progenity, Inc.
4330 La Jolla Village Drive Suite 200
San Diego, CA 92122

DATED: July 21, 2020	BY:	/s/ M. Kendall Day
M. Kendall Day, Esq.
Jonathan Phillips, Esq.
Gibson, Dunn, & Crutcher
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
Attorneys for Progenity, Inc.

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